                     THE PENN MUTUAL LIFE INSURANCE COMPANY

                  Executive Committee of the Board of Trustees

                                 April 25, 1995


             Investments Held in Penn Mutual Variable Life Account I

                                       for

          Flexible Premium Adjustable Variable Life Insurance Policies


         WHEREAS, the Company's flexible premium adjustable variable life insurance policies (the "Policies") currently provide for investments in shares of Penn Series Funds, Inc., TCI Portfolios, Inc. and Neuberger & Berman Advisers Management Trust and provide that such investments shall be segregated in Penn Mutual Variable Life Account I, a separate account established pursuant to
Section 406.2 of the Insurance Company Act of 1921, as amended (the "Separate Account");

         WHEREAS, the Company proposes to offer investments in shares of Fidelity Investments' Variable Insurance Products Fund and Variable Insurance Product Fund II as additional investment choices under the Contracts and proposes to segregate such investments in the Separate Account;

         WHEREAS, it is in order to authorize investments in shares of portfolios of Fidelity Investments' Variable Insurance Products Fund and Variable Insurance Products Fund II through the Separate Account, it is:

         RESOLVED, that the Company is authorized to invest amounts held in the Separate Account in shares of the following funds or portfolios of the following registered investment companies, in accordance with instructions from owners of and payees under the Contracts:

         Penn Series Funds, Inc.:                    Growth Equity Fund
                                                     Value Equity Fund
                                                     Flexibly Managed Fund
                                                     Small Capitalization Fund
                                                     International Equity Fund
                                                     Quality Bond Fund
                                                     High Yield Bond Fund
                                                     Money Market Fund

Neuberger & Berman   :                     Limited Maturity Bond Portfolio
Advisers Management                        Balance Portfolio
Trust

TCI Portfolios, Inc. :                     TCI Growth Portfolio

Variable Insurance   :                     Equity-Income Portfolio
Product Fund                               Growth Portfolio

Variable Insurance   :                     Asset Manager Portfolio
Product Fund II